EXHIBIT 1.A(5)(a)(i)

SECURITY LIFE OF DENVER
INSURANCE COMPANY
                                   INSURED (1): JOHN DOE
                                   INSURED (2): MARY DOE
                                   POLICY DATE: MAY 1, 2000
                                 POLICY NUMBER: 670000001


WE AGREE TO PAY the death benefit to the beneficiary upon the second death of the two insureds while this policy is in force.

WE ALSO AGREE to provide the other rights and benefits of the policy. These agreements are subject to the provisions of the policy.

RIGHT TO EXAMINE PERIOD. You have the right to examine and return this policy within 10 days after receipt. The policy may be returned by delivering or mailing it to us at our Customer Service Center or to your registered representative. Immediately upon return it will be deemed void as of the policy date. Upon return of the policy to us, we will refund all premiums paid. If this policy is a replacement policy as defined by state law where this policy is delivered, you have the right to examine and return this policy within 10 days.



               /s/ Gary W. Waggoner           /s/ Stephen M. Christopher
               Secretary                      President

In this policy "you" and "your" refer to the owner of the policy. "We", "us" and "our" refer to Security Life of Denver Insurance Company.

 THIS POLICY IS A LAST SURVIVOR FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY.
  THIS POLICY INCLUDES A PERSISTENCY BONUS. THIS IS A NON-PARTICIPATING POLICY.

DEATH BENEFITS AND OTHER VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE. THESE VALUES MAY INCREASE OR DECREASE BASED ON INVESTMENT EXPERIENCE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT. DEATH BENEFITS ARE PAYABLE BY US UPON THE SECOND DEATH OF THE TWO INSUREDS. THERE IS NO MATURITY DATE. FLEXIBLE PREMIUMS ARE PAYABLE BY YOU DURING THE LIFETIME OF EITHER INSURED UNTIL THE POLICY ANNIVERSARY NEAREST THE YOUNGER INSURED'S 100TH BIRTH DATE.

The death benefit is payable following the second death. However, you should give us notice of the first death at the time it occurs.

                    SECURITY LIFE OF DENVER INSURANCE COMPANY
                                 A Stock Company
        Customer Service Center, P.O. Box 173888, Denver, Colorado 80217
                        Toll Free Number: 1(800) 848-6362



Form 2506 (JTVUL)-5/00

                                TABLE OF CONTENTS


SCHEDULE.......................................................................5
DEFINITION OF TERMS............................................................6
INSURANCE COVERAGE PROVISIONS..................................................7
       EFFECTIVE DATE..........................................................7
       BASE DEATH BENEFIT......................................................7
       CHANGE IN REQUESTED INSURANCE COVERAGE..................................7
              REQUESTED INCREASES IN COVERAGE..................................8
              REQUESTED DECREASES IN COVERAGE..................................8
              DEATH BENEFIT OPTION CHANGES.....................................8
       CONTINUATION OF COVERAGE AFTER AGE 100..................................9
       PAYOUT OF PROCEEDS.....................................................10
PREMIUM PROVISIONS............................................................10
       INITIAL PREMIUM ALLOCATION.............................................10
       SUBSEQUENT PREMIUM ALLOCATIONS.........................................11
       CHANGES TO PREMIUM ALLOCATIONS.........................................11
       SCHEDULED PREMIUMS.....................................................11
       UNSCHEDULED PREMIUMS...................................................11
       NET PREMIUM............................................................11
       PREMIUM LIMITATION.....................................................12
       FAILURE TO PAY PREMIUM.................................................12
SEPARATE ACCOUNT PROVISIONS...................................................12
       THE SEPARATE ACCOUNT...................................................12
       SEPARATE ACCOUNT INVESTMENT OPTIONS....................................12
       CHANGES WITHIN THE SEPARATE ACCOUNT....................................13
GENERAL ACCOUNT PROVISIONS....................................................14
       THE GENERAL ACCOUNT....................................................14
       GUARANTEED INTEREST DIVISION...........................................14
       LOAN DIVISION..........................................................14



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TRANSFER PROVISIONS...........................................................14
ACCOUNT VALUE PROVISIONS......................................................14
       ACCOUNT VALUES ON THE INVESTMENT DATE..................................15
       ACCUMULATION UNIT VALUE................................................15
       ACCUMULATION EXPERIENCE FACTOR.........................................15
       ACCOUNT VALUE OF THE INVESTMENT OPTIONS OF THE SEPARATE ACCOUNT........16
       ACCOUNT VALUE OF THE GUARANTEED INTEREST DIVISION......................16
       ACCOUNT VALUE OF THE LOAN DIVISION.....................................17
MONTHLY DEDUCTION AND REFUND..................................................17
       MONTHLY DEDUCTION......................................................17
       COST OF INSURANCE......................................................18
       PERSISTENCY REFUND.....................................................18
LOAN PROVISIONS...............................................................19
       POLICY LOANS...........................................................19
       LOAN INTEREST..........................................................19
       LOAN DIVISION..........................................................19
PARTIAL WITHDRAWAL PROVISIONS.................................................19
SURRENDER PROVISIONS..........................................................21
       SURRENDER VALUE........................................................21
       BASIS OF COMPUTATIONS..................................................21
       FULL SURRENDERS........................................................21
GRACE PERIOD, TERMINATION AND REINSTATEMENT PROVISIONS........................21
       GRACE PERIOD...........................................................21
       SPECIAL CONTINUATION PERIOD............................................22
       TERMINATION............................................................22
       REINSTATEMENT..........................................................22
       DEFERRAL OF PAYMENT....................................................23




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GENERAL POLICY PROVISIONS.....................................................23
       THE POLICY.............................................................23
       CONTRACT CHANGES.......................................................24
       PROCEDURES.............................................................24
       OWNERSHIP..............................................................24
       BENEFICIARIES..........................................................24
       EXCHANGE RIGHT.........................................................25
       POLICY SPLIT...........................................................25
       COLLATERAL ASSIGNMENT..................................................26
       INCONTESTABILITY.......................................................26
       MISSTATEMENT OF AGE OR GENDER..........................................27
       SUICIDE EXCLUSION......................................................27
       PERIODIC REPORTS.......................................................27
       ILLUSTRATION OF BENEFITS AND VALUES....................................27
       NONPARTICIPATING.......................................................27
       CUSTOMER SERVICE CENTER................................................28
PAYOUTS OTHER THAN AS ONE SUM.................................................28
       ELECTION...............................................................28
       PAYOUT OPTIONS.........................................................28
       CHANGE AND WITHDRAWAL..................................................29
       EXCESS INTEREST........................................................29
       MINIMUM AMOUNTS........................................................29
       SUPPLEMENTARY POLICY...................................................29
       INCOME PROTECTION......................................................29
       DEATH OF PRIMARY PAYEE.................................................30
       PAYMENTS OTHER THAN MONTHLY............................................30
SETTLEMENT OPTION TABLES......................................................31


ADDITIONAL BENEFITS OR RIDERS, IF ANY, WILL BE LISTED IN THE SCHEDULE. THE ADDITIONAL PROVISIONS WILL BE INSERTED IN THE POLICY.



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



                                    SCHEDULE

                      (Schedule Effective Date: May 1,2000)

                               POLICY INFORMATION

Policy Number                         670000001                   Initial Stated Death Benefit                  $500,000.00

Policy Date                           MAY 1, 2000


INSURED (1)                           JOHN DOE
Issue Age and Gender                  35, Male


INSURED (2)                           MARY DOE
Issue Age and Gender                  35, Female


                                                                  Death Benefit Option                          OPTION 1

Joint Equivalent Issue Age            35                          Minimum Annual Premium                        $626.76

                                                                  Scheduled Premium                             $4,000.00, Annually

Definition of Life Insurance Test:           Guideline Premium Test/Cash Value Corridor Test

Coverage will expire if premiums are insufficient to continue coverage. Coverage will also be affected by partial withdrawals, policy loans, changes in the current cost of insurance rates, the actual credited interest rate for the Guaranteed Interest Division and the investment experience of the Separate Account.



      CUSTOMER SERVICE CENTER:       P.O. BOX 173888, DENVER, COLORADO  80217
                                     TOLL FREE NUMBER 1(800) 848-6362




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


                              SCHEDULE (CONTINUED)

                             SEGMENT BENEFIT PROFILE

                     (SCHEDULE EFFECTIVE DATE: MAY 1, 2000)

                                Segment Stated           Segment              Segment                      Segment
                                Death Benefit           Effective         Target Premium                 Premium Class
       Segment                                            Date                                 Insured #1              Insured #2

(Segment #1)                    $500,000.00            MAY 1, 2000           $4,149.22        Std NonSmkr              Std NonSmkr








A segment is a block of death benefit coverage. The stated death benefit shown on the schedule page at issue is Segment #1. Additional segments may be added to the policy after issue to increase the death benefit. Each individual segment added to the policy has its own cost of insurance charges and expense loads as shown in the schedule. This is further defined in the Definition section of your policy.


Form 2506 (JTVUL)-5/00
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


                              SCHEDULE (CONTINUED)


EXPENSE CHARGES

A. PREMIUM EXPENSE CHARGE. This charge will equal the sum of a sales charge plus a tax charge. See Net Premium provision for details.

  1. SALES CHARGE:

        Segment Year in Which       Segment Premium Paid up to       Segment Premium Paid in Excess
        Premium Received            Segment Target Premium           of Segment Target Premium

        Segment Year 1                       8.0%                              4.0%
        Segment Years 2-7                    8.0%                              1.5%
        Segment Years 8+                     1.5%                              1.5%



   2. FEDERAL DEFERRED ACQUISITION COST TAX CHARGE AND OTHER CHARGES (TAX CHARGE): 4.0% of each premium.

   We reserve the right to increase or decrease the tax charges due to any change in tax laws. We further reserve the right to increase or decrease the tax charge for federal deferred acquisition cost tax due to any change in the cost to us.

B. MONTHLY EXPENSE CHARGES: The monthly expense charges will equal the sum of the following two charges:

     PER POLICY CHARGE:                  $15 per month for the first 120 months
                                         (10 policy years).
                                         $ 9 per month thereafter.

     MONTHLY ADMINISTRATIVE CHARGE:      $[0.06] per unit per month for the
                                         first 120 policy months (10 policy
                                         years).
                                         $0.01 per unit for each policy month
                                         thereafter.

     Unit is the greater of stated death benefit or target death benefit then in force for the policy, divided by 1000.


ANNUAL MORTALITY AND EXPENSE RISK CHARGE

        ANNUAL MORTALITY AND EXPENSE RISK CHARGE:      0.75% (0.002055% per day)

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                              SCHEDULE (CONTINUED)





POLICYHOLDER TRANSACTION CHARGES

   Requests for Sales Illustrations:   We reserve the right to charge a $25 fee
                                       for each policy illustration over one
                                       illustration per policy year.
    Partial Withdrawal Service Fee:    See below.
  Other Policy Transaction Charges:    The charges for transfers between
                                       investment options of the Separate
                                       Account or between the Guaranteed
                                       Interest Division and the Separate
                                       Account investment options; charges for
                                       allocation changes; and charges for other
                                       Separate account management functions are governed by the prospectus in effect at the time of the transaction.
POLICY LOANS

   Policy Loan Interest Rate:          3.75% per year
   Guaranteed Interest Rate
   Credited to Loan Division:          3.00% per year
   Minimum Loan Amount:                $100
   Maximum Loan Amount:                See the Loan Provisions section.

PARTIAL WITHDRAWALS

   Minimum Partial Withdrawal Amount:  $100
   Maximum Partial Withdrawal Amount:  Amount which will leave $500 as the net account value
      Partial Withdrawal Service Fee:  The lesser of $25 or 2% of the amount of the requested partial withdrawal.
        Limit on Partial Withdrawals:  One per policy year

GUARANTEED INTEREST DIVISION

   Guaranteed Interest Rate For
     Guaranteed Interest Division:     3.00% per year

PERSISTENCY REFUND FACTOR

           Persistency Refund Factor:  .0005 monthly





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


                              SCHEDULE (CONTINUED)



The policy's base death benefit at any time will be at least equal to the account value times the appropriate factor from this table.


                          DEFINITION OF LIFE INSURANCE
                 GUIDELINE PREMIUM TEST/CASH VALUE CORRIDOR TEST
                              DEATH BENEFIT FACTORS



    Younger         Factor           Younger        Factor           Younger         Factor          Younger          Factor
   Insured's                        Insured's                       Insured's                       Insured's
 Attained Age                      Attained Age                   Attained Age                    Attained Age

    0-40              2.50

     41               2.43             56            1.46             71             1.13             86              1.05

     42               2.36             57            1.42             72             1.11             87              1.05

     43               2.29             58            1.38             73             1.09             88              1.05

     44               2.22             59            1.34             74             1.07             89              1.05

     45               2.15

                                       60            1.30             75             1.05             90              1.05

     46               2.09             61            1.28             76             1.05             91              1.04

     47               2.03             62            1.26             77             1.05             92              1.03

     48               1.97             63            1.24             78             1.05             93              1.02

     49               1.91             64            1.22             79             1.05             94              1.01

     50               1.85

                                       65            1.20             80             1.05             95              1.00

     51               1.78             66            1.19             81             1.05             96              1.00

     52               1.71             67            1.18             82             1.05             97              1.00

     53               1.64             68            1.17             83             1.05             98              1.00

     54               1.57             69            1.16             84             1.05             99              1.00

     55               1.50             70            1.15             85             1.05        100 and older        1.00






Form 2506 (JTVUL)-5/00
Page 5D

                      TABLE OF GUARANTEED RATES-SEGMENT #1
           Guaranteed Maximum Cost of Insurance Rates Per $1000 of Net
                                 Amount at Risk
                     (These rates apply to the Base Policy.)

Segment      Monthly Cost of    Segment     Monthly Cost of    Segment     Monthly Cost of     Segment     Monthly Cost of
 Year        Insurance Rate      Year       Insurance Rate      Year       Insurance Rate       Year       Insurance Rate

   1            0.00029           26           0.24032           51            9.37750           76

   2            0.00094           27           0.27881           52           10.56782           77

   3            0.00174           28           0.32514           53           11.82596           78

   4            0.00270           29           0.38176           54           13.14547           79

   5            0.00390           30           0.44922           55           14.52703           80

   6            0.00537           31           0.52778           56           15.97964           81

   7            0.00720           32           0.61724           57           17.52244           82

   8            0.00937           33           0.71747           58           19.19650           83

   9            0.01195           34           0.82806           59           21.07894           84

  10            0.01498           35           0.95316           60           23.37773           85

  11            0.01858           36           1.09872           61           26.51949           86

  12            0.02272           37           1.27190           62           31.35742

  13            0.02754           38           1.48191           63           39.59830

  14            0.03315           39           1.73698           64           54.65492

  15            0.03974           40           2.04020           65           83.33333

  16            0.04741           41           2.39109           66

  17            0.05649           42           2.78822           67

  18            0.06725           43           3.22853           68

  19            0.08016           44           3.71109           69

  20            0.09527           45           4.24541           70

  21            0.11272           46           4.84859           71

  22            0.13268           47           5.53770           72

  23            0.15492           48           6.33237           73

  24            0.17972           49           7.24554           74

  25            0.20783           50           8.26516           75


The above Table of Guaranteed Rates is based on the 1980 U.S. Commissioners Standard Ordinary Sex Distinct Mortality Table. These rates include substandard rates, if applicable.


Form 2506 (JTVUL)-5/00
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





                               DEFINITION OF TERMS


ACCOUNT VALUE - The sum of the amounts allocated to the Investment options of the Separate Account and to the Guaranteed Interest Division, as well as any amount set aside in the Loan Division to secure a policy loan.

ACCUMULATION UNIT - A unit of measurement used to calculate the account value in each Division of the Separate Account.

ACCUMULATION UNIT VALUE - The value of an accumulation unit of each Division of the Separate Account. The accumulation unit value is determined as of each valuation date.

AGE/JOINT EQUIVALENT ISSUE AGE/YOUNGER INSURED'S BIRTH DATE -
      AGE - The policy is issued at the ages shown in the Schedule. Each issue age is the age nearest birthday on the policy date.

      JOINT EQUIVALENT ISSUE AGE - This age is determined on the policy date. The attained joint equivalent age is the joint equivalent issue age on the policy date increased by the number of completed policy years.

      YOUNGER INSURED'S BIRTH DATE - The younger insured's 100th birth date is the date on which the younger of the two insureds reaches attained age 100 or the date the younger insured would have reached attained age 100 if that insured dies before actually reaching that date. Any other birth date of the younger insured is determined in the same manner.
      The younger insured's attained age is the issue age of the younger of the two insureds as shown in the Schedule, increased by the number of completed policy years.

BASE DEATH BENEFIT - The base death benefit is defined in the Base Death Benefit provision of the policy.

CASH SURRENDER VALUE - The amount of your account value plus any refund of sales charge due.

CUSTOMER SERVICE CENTER - Our administrative office whose address is P. O. Box 173888, Denver, CO 80217-3888.

FIRST DEATH - The first death is the death of the first to die of the two insureds.

GENERAL ACCOUNT - The account which contains all of our assets other than those held in the Separate Account or our other separate accounts.

GUARANTEED INTEREST DIVISION - Part of our General Account to which a portion of the account value may be allocated and which provides guarantees of principal and interest.

INITIAL PERIOD - The initial period ends on the earlier of : a) the date this policy was delivered to you plus the Right to Examine Period, so long as we receive notice of the delivery date at our Customer Service Center before the date defined in (b), or (b) the date this policy is mailed from our Customer Service Center plus five days plus the Right to Examine Period.

INVESTMENT DATE -The first date we apply your net premium payment to your policy. We will allocate the initial net premium to your policy at the end of the valuation period during which the latest of the following requirements is satisfied for policy issuance: 1) we receive the amount of premium required for coverage to begin under the policy; 2) we have approved the policy for issue, and 3) all issue requirements have been met and received in our Customer Service Center.

INVESTMENT OPTIONS OF THE SEPARATE ACCOUNT - The investment options available, each of which invests in shares of one of the portfolios.

LOAN DIVISION - Part of our General Account in which funds are set aside to secure any outstanding policy loan and accrued loan interest when due.

MONTHLY PROCESSING DATE - The date each month on which the monthly deductions from the account value are due. The first monthly processing date will be the policy date or the investment date, if later. Subsequent monthly processing dates will be the same date as the policy date each month thereafter. If that date is not a valuation date, monthly processing occurs on the next valuation date.


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


NET ACCOUNT VALUE - The amount of the account value minus any policy loan and accrued loan interest.

NET CASH SURRENDER VALUE - The amount of the cash surrender value minus any policy loan and accrued loan interest.

NET PREMIUM - The net premium equals the premium paid minus the premium expense charges shown in the Schedule. These charges are deducted from the premium before the premium is applied to your account value.

PARTIAL WITHDRAWAL - The withdrawal of a portion of your net account value from the policy. The partial withdrawal may reduce the amount of base death benefit in force.

POLICY LOAN - The sum of amounts you have borrowed from your policy, increased by any policy loan interest capitalized when due, and reduced by any policy loan repayments.

RIGHT TO EXAMINE PERIOD - See the cover page of your policy for a description of your right to examine period.

SCHEDULED PREMIUM - The premium amount that you specify on the application as the amount you intend to pay at fixed intervals over a specified period of time. Premiums may be paid on a monthly, quarterly, semiannual, or annual basis, as you determine. You need not pay the scheduled premium and you may change it at any time. Also, within limits, you may pay less or more than the scheduled premium.

SECOND DEATH - The second death is the death of the second to die of the two insureds.

SEGMENT - The stated death benefit shown on the Segment Benefit Profile of the
Schedule is the initial segment, or Segment #1. Each increase in the stated death benefit (other than due to an option change) is a new segment. Each new segment will be shown separately on the Segment Benefit Profile of the Schedule. The first year for a segment begins on the effective date of the segment and ends one year later. Each subsequent year begins at the end of the prior segment year. Each new segment may be subject to a new minimum annual premium, new sales charge, new cost of insurance charges and new incontestability and suicide exclusion periods.

SEGMENT PREMIUM - The actual premium received allocated to existing segments. Premium is allocated in the same proportion that the segment target premium bears to the sum of all segment target premiums. If there is only one segment target premium, the entire premium is allocated to the segment. Segment target premium is shown in the Schedule. As each segment has unique segment years, each segment premium is associated with a segment year.

STATED DEATH BENEFIT -The sum of the segments under the policy. The stated death benefit changes when there is an increase or a decrease or when a transaction on the policy causes it to change (for example, a partial withdrawal under an Option 1 base death benefit may cause the stated death benefit to change).

TARGET DEATH BENEFIT - The target death benefit for your policy is defined in the Adjustable Term Insurance Rider, if any, attached to the policy.

VALUATION DATE - Each date as of which the net asset value of the shares of the portfolios and unit values of the investment options are determined.

Except for days that a variable investment option's corresponding portfolio does not value its shares, a valuation date is any day: (a) The New York Stock Exchange ("NYSE") is open for trading and on which Security Life's Customer Service Center is open for business; or (b) as may be required by law.

VALUATION PERIOD - The period which begins at 4:00 p.m. Eastern Time on a valuation date and ends at 4:00 p.m. Eastern Time on the next succeeding valuation date.


Form 2506 (JTVUL)-5/00
Page 6a

                          INSURANCE COVERAGE PROVISIONS

EFFECTIVE DATE

The policy date shown in the Schedule is the effective date for all coverage provided in the original application. The policy date is the date from which we measure policy years and determine the monthly processing date. The first monthly processing date is the investment date. Future monthly processing dates are the same calendar day of each month as the policy date unless this is not a valuation date in which case the monthly processing date occurs on the next valuation date. A policy anniversary occurs each year on the same month and day as the policy date unless this is not a valuation date in which case the policy anniversary occurs on the next valuation date. The effective date for new segments and additional benefits is shown in the Schedule.

BASE DEATH BENEFIT

The base death benefit will be, at any time, determined as follows:

Option 1: Under Option 1, the base death benefit is the greater of:

     (a)  The stated death benefit; or
     (b) The account value multiplied by the appropriate factor from the Death Benefit Factors shown in the Schedule.

Option 2: Under Option 2, the base death benefit is the greater of:

     (a)  The stated death benefit plus the account value, or
     (b) The account value multiplied by the appropriate factor from the Death Benefit Factors shown in the Schedule.

Option 3: Under Option 3, the base death benefit is the greater of:

     (a)  The stated death benefit plus premiums paid less withdrawals, or
     (b) The account value multiplied by the appropriate factor from the Death Benefit Factors shown in the Schedule.

The stated death benefit and the death benefit option are shown in the Schedule. Death benefit option 3 may be elected only at issue.

This policy is designed to qualify as a life insurance contract under the Internal Revenue Code. All terms and provisions of the policy shall be construed in a manner consistent with that design. The base death benefit in force at any time shall not be less than the amount of insurance necessary to achieve such qualification under the applicable provisions of the Internal Revenue Code in existence at the time the policy is issued. We reserve the right to amend the policy or adjust the amount of insurance when required. We will send you a copy of any policy amendment.

CHANGE IN REQUESTED INSURANCE COVERAGE

You may request that the insurance coverage be increased or decreased. Decreases are not allowed before the first policy anniversary. The change in coverage may not be for an amount less than $1,000. The effective date of the change will be the monthly processing date immediately following

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


the date your written application is approved by us. After any change to the stated death benefit, you will receive an amended Schedule reflecting the change, the benefit under any riders, if applicable, the guaranteed cost of insurance rates and the new target premium.

REQUESTED INCREASES IN COVERAGE

Subject to our limits, you may request an increase in the stated death benefit through attained joint equivalent age 85. An increase will become effective as of the monthly processing date immediately following the date your written application is approved by us. You must provide evidence satisfactory to us that the insureds are insurable according to our normal rules of underwriting for the applicable premium class for this type of policy. This evidence will include an application and may include required medical information. An increase will consist of a new segment of stated death benefit. Each new segment will result in a new sales charge which will be deducted from the premium allocated to the new segment. The new segment may also be subject to a new minimum annual premium, new per thousand of stated death benefit charges, new cost of insurance charges and new incontestability and suicide exclusion periods.

REQUESTED DECREASES IN COVERAGE

After the first policy anniversary, you may request a decrease in the stated death benefit. We will limit the decrease such that, immediately after the requested decrease:

     a) The stated death benefit is at least $500,000 if there is no adjustable term insurance on the policy.
     b) If there is adjustable term insurance on the policy, the stated death benefit is at least $1,000 and the target death benefit is at least $500,000.

A decrease will be effective as of the monthly processing date immediately following the date your written application is approved by us. A decrease will first reduce Adjustable Term Insurance Rider coverage, if attached to your policy, and will then reduce each of the stated death benefit segments in the same proportion as the stated death benefit is reduced.

DEATH BENEFIT OPTION CHANGES

Beginning with the first monthly processing date and ending with the policy anniversary nearest the younger insured's 100th birth date, you may request to change the death benefit option. This change will be effective as of the next monthly processing date following approval. A death benefit option change applies to the entire stated death benefit. We may not allow any change if it would reduce the stated death benefit below the minimum we require to issue this policy at the time of reduction. Death benefit option changes from Option 1 to Option 3, from Option 2 to Option 3 and from Option 3 to Option 2 are not allowed. After the effective date of the change, the stated death benefit will be changed according to the following table:







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  OPTION     CHANGE
   FROM        TO       STATED DEATH BENEFIT FOLLOWING THE OPTION CHANGE EQUALS:

  Option 1   Option 2   Stated death benefit prior to such change minus your
                        account value as of the effective date of the change.
  Option 2   Option 1   Stated death benefit prior to such change plus your
                        account value as of the effective date of the change.
  Option 3   Option 1   Stated death benefit prior to such change plus the sum
                        of the premiums paid minus partial withdrawals taken as of the effective date of the change.

To determine the segment stated death benefit after an option change, your account value will be allocated to each segment in the same proportion that segment bears to the stated death benefit as of the effective date of the change.


CONTINUATION OF COVERAGE AFTER AGE 100

If the policy is in force on the policy anniversary nearest the younger insured's 100th birth date, the policy will continue pursuant to the terms of the policy. On this date, the following will occur:

     (a) The target death benefit on the policy anniversary nearest the younger insured's 100th birth date will then become the stated death benefit for the policy and any remaining death benefit in force under the Adjustable Term Insurance Rider will terminate.
     (b)  All other riders attached to the policy also will terminate.
     (c) The portion of your account value invested in the investment options of the Separate Account will be transferred into the Guaranteed Interest Division and no further investment in the investment options of the Separate Account will be allowed.
     (d) If the death benefit option in force on the policy is Option 2 or Option 3, the policy will be converted to death benefit Option I in accordance with the procedures outlined in the Death Benefit Option Changes provision of the policy. No further changes will be allowed to the death benefit option.

After the policy anniversary nearest the younger insured's 100th birth date, no further premiums will be accepted and no monthly deductions will be made. However, a one-time administrative fee of $400 will be charged against the policy's account value. We will continue to credit interest to the account value in the Guaranteed Interest Division. Policy loans and withdrawals continue to be available. Any existing policy loan will continue. Policy loan interest will continue to accrue. Payments on policy loans and policy loan interest will be accepted. The policy will enter the 61-day grace period if the net cash surrender value is zero or less.

If you do not want coverage to continue past the policy anniversary nearest the younger insured's 100th birth date, the policy may be surrendered at that time, or earlier.






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PAYOUT OF PROCEEDS

Proceeds refer to the amount we will pay:

     a)   Upon surrender of the policy; or
     b)   Upon the second death of the two insureds.

The proceeds upon surrender of this policy will be the net cash surrender value. The amount of proceeds payable upon the second death will be the base death benefit in effect on the date of the second death, plus any amounts payable from any additional benefits provided by rider, minus any outstanding policy loan including accrued but unpaid interest, and minus any unpaid monthly deductions incurred prior to the date of the second death. The calculation of the death proceeds will be computed as of the date of the second death. The second death is the death of the second to die of the two insureds.

We will determine the amount of proceeds payable upon the second death when we have received due proof of both deaths and any other information which is necessary to process the claim. Any proceeds we pay are subject to adjustments as provided in the Misstatement of Age or Gender, Suicide Exclusion and Incontestability provisions.

We will pay proceeds in one sum unless you request an alternate form of payment. There are many possible methods of payment. The available payout options are described in the Payouts Other Than As One Sum provision. Contact us or your registered representative for additional information. Interest will be paid on the one sum death proceeds from the date of second death to the date of payment, or until a payout option is selected. Interest will be at the rate we declare, or at any higher rate required by law.


                               PREMIUM PROVISIONS


INITIAL PREMIUM ALLOCATION

If the initial period has not ended on the investment date, net premium amounts designated for allocation to investment options of the Separate Account will be allocated on the investment date to the Money Market Division and any net premium amount designated for allocation to the Guaranteed Interest Division will be allocated to that division. Any additional net premium amounts received after the investment date and before the end of the initial period will be allocated in the same manner as the initial net premium, at the end of the valuation period during which we receive the premium at our Customer Service Center. On the valuation date immediately following the end of the initial period, the balance of the amount in the Money Market Division will be transferred to other investment options of the Separate Account according to your allocation instructions. The amounts allocated to the Guaranteed Interest Division will remain in that division.

If the initial period has ended on the investment date, initial net premium amounts will be allocated on the investment date to investment options of the Separate Account and/or to the Guaranteed Interest Division in accordance with your allocation instructions.



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SUBSEQUENT PREMIUM ALLOCATIONS

After the initial premium allocation, all future scheduled and unscheduled premiums will be allocated to the investment options of the Separate Account and to the Guaranteed Interest Division in accordance with your allocation instructions. This allocation will occur at the end of the valuation period during which we receive the premium at our Customer Service Center.

CHANGES TO PREMIUM ALLOCATIONS

You may change your premium allocation in accordance with instructions included in your annual policy prospectus. If the change causes a premium allocation charge to be incurred according to the Schedule, we will deduct a charge from the investment options of the Separate Account and from the Guaranteed Interest Division as described in the prospectus in effect at the time of the transaction.

SCHEDULED PREMIUMS

The scheduled premium as shown in the Schedule may be paid while this policy is in force prior to the policy anniversary nearest the younger insured's 100th birth date. You may increase or decrease the amount of the scheduled premium, subject to limits we may set and provisions in the Premium Limitation section. Under conditions provided in the Grace Period provision you may be required to make premium payments to keep the policy in force. You may pay premiums on a monthly basis through an automated payment facility. All payment modes are subject to our minimum requirements for the payment mode selected.

UNSCHEDULED PREMIUMS

You may make unscheduled premium payments at any time the policy is in force prior to the policy anniversary nearest the younger insured's 100th birth date, subject to the Premium Limitation section. Unless you tell us otherwise, these premium payments will first be applied to reduce or pay off any existing policy loan and, as such, premium expense charges will not be deducted.

NET PREMIUM

The net premium equals the premium paid minus the premium expense charge shown in the Schedule. The premium expense charge is the sales charge plus the tax charge. The tax charge is the applicable tax percentage times the premium.

To determine the sales charge, we multiply the applicable percentage sales charge times the premium allocated to the segment. There is a different percentage sales charge for the allocated premium that is below the segment target premium than for the allocated premium that is above that segment target premium. The applicable percentage sales charge also depends on the segment year the premium is received. Each premium received is allocated to the existing segments. (If there is only one segment the entire premium is allocated to that segment.) Premiums are allocated in the same proportion that the target premium of each segment bears to the sum of the target premiums of all segments.

The Schedule shows: (1) the target premium for each segment; (2) the percentage sales charge; and (3) the tax charge percentage.



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PREMIUM LIMITATION

We will refund any premium that causes your policy not to qualify as a life insurance policy under the Internal Revenue Code. No premium may be paid after the second death. No premium may be paid after the policy anniversary nearest the younger insured's 100th birth date.

FAILURE TO PAY PREMIUM

If you stop paying premiums prior to the policy anniversary nearest the younger insured's 100th birth date, your coverage may lapse. See your Grace Period provision for details.


                           SEPARATE ACCOUNT PROVISIONS


THE SEPARATE ACCOUNT

The Separate Account is an account established by us, pursuant to the laws of the State of Colorado, to separate the assets funding the benefits for the class of policies to which this policy belongs from the other assets of Security Life of Denver Insurance Company.

The Separate Account is registered as a unit investment trust under the Investment Company Act of 1940. All income, gains and losses, whether or not realized, from assets allocated to the Separate Account are credited to or charged against the Separate Account without regard to income, gains or losses of our General Account. The assets of the Separate Account are our property but are separate from our General Account and our other Separate Accounts. That portion of the assets of the Separate Account which is equal to the reserves and other policy liabilities with respect to the Separate Account is not chargeable with liabilities arising out of any other business we may conduct or subject to creditor claims against us.


SEPARATE ACCOUNT INVESTMENT OPTIONS

The Separate Account is divided into investment options, each of which invests in a fund portfolio designed to meet the objectives of the investment option. The current eligible investment options are shown in your annual policy prospectus. We may, from time to time, add additional investment options. If we do, you may be permitted to select from these other investment options subject to the terms and conditions we may impose on those allocations.








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We reserve the right to limit the number of investment options in which you may invest over the life of the policy. This limit, if any, will be listed in the updated policy prospectus provided to you each year.

CHANGES WITHIN THE SEPARATE ACCOUNT

When permitted by law, and subject to any required notice to you and approval of the Securities and Exchange Commission ("SEC"), state regulatory authorities or policy owners, we may from time to time make the following changes to the Separate Account:

     o Make additional investment options available. These investment options will invest in investment portfolios we find suitable for the policy.

     o Eliminate investment options from the Separate Account or combine 2 or more investment options.

     o Substitute a new portfolio for the portfolio in which a division invests. A substitution may become necessary if, in our judgment, a portfolio no longer suits the purposes of the policy. This may happen due to a change in laws or regulations, or a change in a portfolio's investment objectives or restrictions. This may also happen if the portfolio is no longer available for investment, or for some other reason, such as a declining asset base.

     o Transfer assets of the Separate Account, which we determine to be associated with the class of policies to which your policy belongs, to another Separate Account.

     o Withdraw the Separate Account from registration under the Investment Company Act of 1940.

     o Operate the Separate Account as a management investment company under the Investment Company Act of 1940.

     o Invest one or more investment options in a mutual fund other than, or in addition to, the portfolios.

     o    Discontinue the sale of policies.

     o Terminate any employer or plan trustee agreement with us pursuant to its terms.

     o    Restrict or eliminate any voting rights as to the Separate Account.

     o Make any changes required by the Investment Company Act of 1940 or the rules or regulations thereunder.







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                           GENERAL ACCOUNT PROVISIONS



THE GENERAL ACCOUNT

The General Account holds all of our assets other than those held in the Separate Account or our other separate accounts. The Guaranteed Interest Division is a part of our General Account.


GUARANTEED INTEREST DIVISION

The Guaranteed Interest Division is another division to which you may allocate premiums or make transfers. The account value of the Guaranteed Interest Division is equal to amounts allocated to this division plus any earned interest minus deductions taken from this division. Interest is credited at the guaranteed rate shown in the schedule or may be credited at a higher rate. Any higher rate is guaranteed to be in effect for at least a 12-month period.


LOAN DIVISION

The Loan Division is the account that is set aside to secure the policy loan, if any. See the Loan Provisions section for information.


                               TRANSFER PROVISIONS

After the initial premium allocation and until the policy anniversary nearest the younger insured's 100th birth date, your account value in each investment option may be transferred to any other investment options of the Separate Account or to the Guaranteed Interest Division upon your request. One transfer from the Guaranteed Interest Division into the investment options of the Separate Account may be made during the first 30 days of each policy year. Additional limitations, requirements and charges for transfers will be listed in and governed by your annual policy prospectus in effect at the time of the transfer. We reserve the right to modify these limitations, requirements and charges from time to time. On the policy anniversary nearest the younger insured's 100th birth date, your account value in each investment option of the Separate Account will be transferred into the Guaranteed Interest Division and no further transfers will be allowed.


                            ACCOUNT VALUE PROVISIONS

The account value is the sum of the current amounts allocated to the investment options of the Separate Account and to the Guaranteed Interest Division plus your balance in the Loan Division.


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The account value is based on the premiums paid, policy and rider charges assessed, loans and withdrawals taken, monthly deductions, premium expense charges, transaction charges, and the investment experience or credited interest of the investment options or division to which your account value is allocated.

Your net account value is equal to your account value minus any policy loan and accrued but unpaid loan interest.

ACCOUNT VALUES ON THE INVESTMENT DATE

The account value of each investment option of the Separate Account and the Guaranteed Interest Division as of the investment date is equal to:

     a) The allocation to each investment option of the Separate Account and to the Guaranteed Interest Division of the first net premium paid; minus
     b) The portion of any monthly deductions allocated to each investment option of the Separate Account and to the Guaranteed Interest Division due on the investment date.

ACCUMULATION UNIT VALUE

The investment experience of an investment option of the Separate Account is determined as of each valuation date. We use an accumulation unit value to measure the experience of each of the Separate Account investment options during a valuation period. We generally set the accumulation unit value at $10 when each investment option is opened. The accumulation unit value for a valuation date equals the accumulation unit value for the preceding valuation date multiplied by the accumulation experience factor defined below for the valuation period ending on the valuation date.

The number of units for a given transaction related to an investment option of the Separate Account as of a valuation date is determined by dividing the dollar value of that transaction by that investment option's accumulation unit value for that date.

ACCUMULATION EXPERIENCE FACTOR

For each investment option of the Separate Account, the accumulation experience factor reflects the investment experience of the portfolio in which that option invests and the charges assessed against that investment option for a valuation period. The accumulation experience factor is calculated as follows:
     a) The net asset value of the portfolio in which that investment option invests as of the end of the current valuation period; plus
     b) The amount of any dividend or capital gains distribution declared and reinvested in the portfolio in which that investment option invests during the current valuation period; minus
     c)   A charge for taxes, if any.
     d) The result of (a), (b) and (c) is then divided by the net asset value of the portfolio in which that investment option invests as of the end of the preceding valuation period.
     e) The daily equivalent of the annual mortality and expense risk charge shown in the Schedule for each day in the current valuation period is then subtracted from the result obtained in (d).



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ACCOUNT VALUE OF THE INVESTMENT OPTIONS OF THE SEPARATE ACCOUNT

On subsequent valuation dates after the investment date, your account value of each investment option of the Separate Account is calculated as follows:

     a) The number of accumulation units in that investment option as of the beginning of the current valuation period multiplied by that investment option's accumulation unit value for the current valuation period; plus
     b) Any additional net premiums allocated to that investment option during the current valuation period; plus
     c) Any account value transferred to or minus any account value transferred from the investment option during the current valuation period (including the applicable portion of any transfer fee); minus
     d) Any partial withdrawals allocated to the investment option and any applicable withdrawal service fees which are allocated to the investment option during the current valuation period; plus
     e) Any amounts released from the Loan Division as a result of a loan or loan interest payment, or minus amounts transferred to the Loan Division as a result of any loans which are allocated to the investment option during the current valuation period; minus
     f) The portion of the monthly deduction allocated to the investment option, if a monthly processing date occurs during the current valuation period.



ACCOUNT VALUE OF THE GUARANTEED INTEREST DIVISION

On valuation dates after the investment date, your account value of the Guaranteed Interest Division is calculated as follows:

     a) The account value of the Guaranteed Interest Division at the end of the preceding valuation period plus interest at the declared rate credited during the current valuation period; plus
     b) Any additional net premiums allocated to the Guaranteed Interest Division plus interest credited to these premiums during the current valuation period; plus
     c) Any account value transferred to or minus any account value transferred from the Guaranteed Interest Division during the current valuation period (including the applicable portion of any transfer fee); minus
     d) Any partial withdrawals taken and any applicable withdrawal service fees which are allocated to the Guaranteed Interest Division during the current valuation period; plus
     e) Any amounts released from the Loan Division as a result of a loan or loan interest payment, or minus amounts transferred to the Loan Division as a result of any loans which are allocated to the Guaranteed Interest Division during the current valuation period; minus
     f) The portion of the monthly deduction allocated to the Guaranteed Interest Division, if a monthly processing date occurs during the current valuation period.






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ACCOUNT VALUE OF THE LOAN DIVISION

On valuation dates after the investment date, your account value of the Loan Division is equal to:

     a)   The account value of the Loan Division on the prior valuation date;
          plus
     b) Any interest credited to the Loan Division during the valuation period; plus
     c) An amount equal to any additional loans since the prior valuation date; minus
     d)   Any loan repayments, including payment of loan interest; plus
     e) The amount of accrued loan interest if the valuation date is a policy anniversary; minus
     f) The amount of interest credited to the Loan Division during the year if the valuation date is a policy anniversary.

On policy anniversaries, any amount of interest credited to the Loan Division during the year is transferred from the Loan Division to the Separate Account and Guaranteed Interest Division according to your premium allocation then in effect.



                          MONTHLY DEDUCTION AND REFUND

MONTHLY DEDUCTION

The monthly deduction is equal to:

     a)   The cost of insurance charges for this policy; plus
     b) The monthly charges for any other additional benefits provided by riders in force under the policy; plus
     c)   The monthly expense charges shown in the Schedule; plus
     d) The policyholder transaction charges as described in the Schedule as applicable.

The monthly deductions are allocated to the investment options of the Separate Account and Guaranteed Interest Division as described in the prospectus in effect at the time of the transaction. This deduction is taken from your account value as of the monthly processing date. These deductions will be shown in periodic reports that we send you at least once per policy year. After the policy anniversary nearest the younger insured's 100th birth date no further monthly deductions will be made, except policy transaction charges incurred after this date.







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COST OF INSURANCE

The cost of insurance for the policy is the sum of the cost of insurance for all segments. A segment's cost of insurance is the cost of insurance rate for the premium class for the segment multiplied by the net amount at risk allocated to the segment. It is determined on a monthly basis.

The net amount at risk is (a) minus (b) where:

     a) Is the base death benefit for all segments as of the monthly processing date after the monthly deductions (other than cost of insurance charges for the base death benefit, any Adjustable Term Insurance Rider and any Single Life Term Insurance Rider), divided by the result of 1 plus the monthly equivalent of the guaranteed interest rate for the Guaranteed Interest Division as shown in the Schedule; and

     b) Is your account value as of the monthly processing date after the monthly deductions (other than the cost of insurance charges for the base death benefit, any Adjustable Term Insurance Rider and any Single Life Term Insurance Rider).

The net amount at risk will be allocated to a segment in the same proportion as that segment's stated death benefit bears to the sum of the stated death benefits for all segments.

The cost of insurance rate for each segment will be determined by us from time to time. Different rates will apply to each segment. They will be based on the gender and age of each of the insureds as of the effective date of segment coverage, the duration since the coverage began and the segment premium classes. Any change in rates will apply to all individuals of the same premium class and whose policies have been in effect for the same length of time. The rates will never exceed those rates shown in the Table of Guaranteed Rates for the segment. These tables are in the Schedule.



PERSISTENCY REFUND

We will calculate a monthly persistency refund by multiplying the monthly persistency refund factor times the account value allocated to the Loan Division and investment options of the Separate Account. The persistency refund factor is shown in the Schedule. We may increase this persistency refund by an amount based on the amount in the Guaranteed Interest Division.

Each month after the policy is in force for 120 months, we will credit the net account value held in the investment options of the Separate Account and in the Guaranteed Interest Division with a persistency refund. The monthly persistency refund will be allocated to the investment options of the Separate Account and to the Guaranteed Interest Division in the same proportion that your account value in each investment option or division, as applicable, bears to your net account value as of the monthly processing date.







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                                 LOAN PROVISIONS

POLICY LOANS

You may obtain a policy loan on or after the first monthly processing date. The maximum amount you may borrow at any time equals the net account value on the date of the loan request less all monthly deductions to the next policy anniversary, or 13 monthly deductions if you take a loan within the 30 day period before your next policy anniversary. The policy loan is a first lien on your policy. The minimum amount you may borrow is shown in the Schedule. The outstanding policy loan amount is equal to the loan amount as of the beginning of the policy year plus new loans and minus loan repayments, plus accrued interest.

LOAN INTEREST

The annual policy loan interest rate is shown in the Schedule. If a loan is made, interest is due and payable at the end of the policy year. Thereafter, interest on the loan amount is due annually at the end of each policy year until the loan is repaid. If interest is not paid when due, it is added to the policy loan.

If the policy loan amount and any accrued interest equals or exceeds the account value, a premium sufficient to keep this policy in force must be paid as provided in the Grace Period provision.

LOAN DIVISION

When a policy loan is taken or when interest is not paid in cash when due, an amount equal to the loan or unpaid loan interest respectively, is transferred from the investment options of the Separate Account and the Guaranteed Interest Division to the Loan Division to secure the loan. This amount will be deducted from the investment options of the Separate Account and the Guaranteed Interest Division in the same proportion that your account value in each division bears to your net account value as of the date the transfer is effective unless otherwise specified in your instructions to us. Your account value in the Loan Division will be credited with interest at the interest rate for the Loan Division shown in the Schedule.

When a loan repayment is made, an amount equal to the repayment is transferred from the Loan Division to the Guaranteed Interest Division and the investment options of the Separate Account in the same proportion as your current premium allocation unless you request a different allocation in writing.



                          PARTIAL WITHDRAWAL PROVISIONS

You may apply for a partial withdrawal from your account value on any monthly processing date after the first policy anniversary by contacting us at our Customer Service Center. The minimum and maximum partial withdrawal amounts are shown in the Schedule. When a partial withdrawal is made, the amount of the withdrawal plus a service fee is deducted from your account value. The amount of the service fee is shown in the Schedule. We limit the number of partial withdrawals in a policy year. This number is shown in the Schedule.


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The stated death benefit is reduced by the amount of the partial withdrawal unless one of the following exceptions applies.

     The stated death benefit is not reduced by a partial withdrawal taken when the base death benefit has been increased to qualify your policy as life insurance under the Internal Revenue Code and the amount withdrawn is not greater than that which reduces your account value to the level which no longer requires the base death benefit to be increased for Internal Revenue Code purposes.

     For a policy under death benefit Option 1, the stated death benefit is not reduced by a partial withdrawal:
     a)   If no more than 15 years have elapsed since the policy date;
     b)   If the joint equivalent age is not yet age 81; and
     c) If the partial withdrawal taken is less than the greater of 10% of your account value or 5% of the stated death benefit, calculated immediately before the partial withdrawal. Any additional amount withdrawn reduces your stated death benefit by that additional amount.

     For a policy under death benefit Option 2, a partial withdrawal does not reduce your stated death benefit.

     For a policy under death benefit Option 3, a partial withdrawal reduces your stated death benefit by any amount of the partial withdrawal in excess of premiums paid, less prior withdrawals, to the date of the partial withdrawal.

Any reduction in death benefit or account value will occur as of the date the partial withdrawal occurs.

We will limit the amount of the partial withdrawal such that, immediately after the requested withdrawal:

     a) The stated death benefit is at least $500,000 if there is no adjustable term insurance on the policy.
     b) If there is adjustable term insurance on the policy, the stated death benefit is at least $1,000 and the target death benefit is at least $500,000.

You may specify how much of the withdrawal you wish taken from each investment option of the Separate Account or from the Guaranteed Interest Division. You may not withdraw from the Guaranteed Interest Division more than the total withdrawal times the ratio of your account value in the Guaranteed Interest Division to your net account value immediately prior to the withdrawal. Unless you indicate otherwise, we will make the withdrawal from the amounts in the Guaranteed Interest Division and the investment options of the Separate Account in the same proportion that your account value in each investment option or division bears to your net account value immediately prior to the withdrawal. The withdrawal service fee deducted from your account value is deducted from each investment option and from the Guaranteed Interest Division as described in the prospectus in effect at the time of the transaction.

We may send you a new Schedule to reflect the effect of the withdrawal if there is any change to the stated death benefit. We may ask you to return your policy to our Customer Service Center to make this change. The withdrawal and the reductions in death benefits will be effective as of the valuation date after we receive your request.



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



                              SURRENDER PROVISIONS



SURRENDER VALUE

The net cash surrender value on any date will be your account value plus any refund of sales charge due and minus any policy loan including accrued but unpaid loan interest.

BASIS OF COMPUTATIONS

The cash surrender value under the policy is not less than the minimums required as of the policy date by the state in which your policy was delivered. A detailed statement of the method of computation of policy values under the policy has been filed with the insurance department of the state in which the policy was delivered, if required.

FULL SURRENDERS

You may surrender your policy after the Right to Examine Period or at any time before the second death and receive the net cash surrender value. We will compute the net cash surrender value as of the next valuation date after we receive both your request and the policy at our Customer Service Center. This policy will be canceled as of the date we receive your request, and there will be no further benefits under this policy. Once you surrender this policy, it cannot be reinstated.

If you surrender your policy within the first two policy years, the net cash surrender value will include a refund of a portion of the sales charge that was previously deducted from your premiums paid. If surrendered in the first policy year, the refund will be at least 5% of the premium paid. If surrendered in the second policy year, the refund will be at least 2.5% of the premium paid in the first policy year.


             GRACE PERIOD, TERMINATION AND REINSTATEMENT PROVISIONS

GRACE PERIOD

If the following conditions occur on a monthly processing date, the policy will enter into a 61-day grace period:

     a)   The net account value is zero or less; and
     b) The special continuation period described below has expired or the required premium for the special continuation period has not been paid.

We will give you a 61-day grace period from this monthly processing date to make the required premium payment. The required premium payment then due must be paid to keep the policy in force. If this amount is not received in full by the end of the grace period, the policy will lapse without value. The required premium payment will be equal to past due charges plus an amount we expect to be sufficient to keep the policy and any riders in force

Form 2506 (JTVUL)-5/00
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


for 2 months following receipt of the required premium payment. If we receive at least the required premium payment during the grace period, we will apply the net premium payment to the policy and make deductions for the past due amounts.

Notice of the amount of the required premium payment will be mailed to you or any assignee at the last known address at least 30 days before the end of the grace period. If the second death occurs during the grace period, we will deduct any overdue monthly charges from the death proceeds of the policy.

SPECIAL CONTINUATION PERIOD

During the first 5 policy years your policy will remain in force regardless of the net account value if, on any monthly processing date, the sum of your premiums paid minus the sum of your partial withdrawals, policy loans and accrued but unpaid policy loan interest is not less than the sum of the applicable minimum monthly premiums for each policy month starting with the first policy month to and including the policy month which begins on the current monthly processing date. Each minimum monthly premium equals 1/12 of the minimum annual premium. The minimum annual premium is shown in the Schedule. We use this premium for each policy month until the effective date of a change in the stated death benefit. If there is a change, the new Schedule will show the applicable minimum annual premium that applies to subsequent policy months during the remainder of the 5-year period.

If the policy is kept in force under this provision, the charges are not permanently waived. Instead, the charges continue to be deducted. This will result in a negative net account value unless sufficient premium is received. This negative balance is your unpaid monthly deductions. At the end of the special continuation period, sufficient premium to bring your net account value to zero will be due.

TERMINATION

All coverage provided by this policy will end as of the earliest of:

     a)   The date the policy is surrendered;
     b)   The date of the second death; or
     c) The date the grace period ends without payment of the required premium.

REINSTATEMENT

The policy and its riders may be reinstated within 5 years after the beginning of the grace period. The reinstatement will be effective as of the monthly processing date on or next following the date we approve your written application.

We will reinstate the policy and any riders if the following conditions are met:

     a)   You have not surrendered the policy for its net cash surrender value;
     b) You submit evidence satisfactory to us that the insureds and those insured under any riders are still insurable according to our normal rules of underwriting for the applicable underwriting class for this type of policy; and

Form 2506 (JTVUL)-5/00

     c) We receive payment of the amount of premium sufficient to keep the policy and any riders in force from the beginning of the grace period to the end of the expired grace period and for 2 months after the date of reinstatement. We will let you know, at the time you request reinstatement, the amount of premium needed for this purpose.

We will reinstate any policy loan, with accrued loan interest to the end of the grace period, which existed when coverage ended.

Upon reinstatement, the net premium received minus past due amounts will be allocated to the investment options of the Separate Account and the Guaranteed Interest Division according to the premium allocation percentages in effect at the start of the grace period or as directed by you in writing at the time of reinstatement.

DEFERRAL OF PAYMENT

Requests for transfers, withdrawals, policy loans or payment of proceeds for a full surrender will be mailed within 7 days of receipt of the request in a form acceptable to us. However, we may postpone the processing of any such Separate Account transactions for any of the following reasons:

     a) The New York Stock Exchange (NYSE) is closed, other than customary weekend and holiday closings.
     b) Trading on the NYSE is restricted by the Securities and Exchange Commission (SEC).
     c) The SEC declares that an emergency exists as a result of which disposal of securities in the Separate Account is not reasonably practicable to determine your account value in the investment options.
     d) A governmental body having jurisdiction over the Separate Account by order permits such suspension.

Rules and regulations of the SEC, if any, are applicable and will govern as to whether conditions described in (b), (c), or (d) exist.

Death proceeds will be paid within 7 days of determination of the proceeds and are not subject to deferment. We may defer for up to 6 months payment of any surrender proceeds, withdrawal or loan amounts from the Guaranteed Interest Division.


                            GENERAL POLICY PROVISIONS

THE POLICY

The policy, including the original application and applications for any increases, decreases, riders, endorsements, any Schedule pages, and any reinstatement applications make up the entire contract between you and us. A copy of the original application will be attached to the policy at issue or at delivery. A copy of any application as well as a new Schedule will be attached or furnished to you for attachment to the policy at the time of any change in coverage. In the absence of fraud, all statements made in any application will be considered representations and not warranties. No statement will be used to deny a claim unless it is in an application.




Form 2506 (JTVUL)-5/00

CONTRACT CHANGES

All changes made by us must be signed by our president or an officer and by our secretary or assistant secretary. No other persons can change any of this policy's terms and conditions.

PROCEDURES

We must receive any election, designation, assignment or any other change request you make in writing, except those specified on the application. It must be in a form acceptable to us. We may require a return of the policy for any change or for a full surrender. We are not liable for any action we take before we receive and record the written request at our Customer Service Center.

In the event of the death of an insured, please let us or our agent know as soon as possible. This includes the first and second death. Upon notification to us or our agent, instructions will be sent to you or the beneficiary immediately. We may require proof of age and a certified copy of the death certificate. We may require the beneficiary and next of kin to sign authorization forms as part of due proof. These authorization forms allow us to obtain information about the decedent, including, but not limited to, medical records of physicians and hospitals used by the decedent. Settlement will be made upon receipt of due proof of death.

OWNERSHIP

The original owner is the person or entity named as the owner in the application. You, as the owner, can exercise all rights and receive the benefits until the second death. This includes the right to change the owner, beneficiaries, and methods for the payment of proceeds. All rights of the owner are subject to the rights of any assignee and any irrevocable beneficiary.

You may name a new owner by sending written notice to us. The effective date of the change to the new owner will be the date you sign the notice. The change will not affect any payment made or action taken by us before recording the change at our Customer Service Center.

BENEFICIARIES

The primary beneficiary surviving the second death will receive any death proceeds which become payable. Surviving contingent beneficiaries are paid death proceeds only if no primary beneficiary has survived the second death. If more than one beneficiary in a class survives the second death, they will share the death proceeds equally, unless your designation provides otherwise. If there is no designated beneficiary surviving, you or your estate will be paid the death proceeds. The beneficiary designation will be on file with us or at a location designated by us. Until the second death, you may name a new beneficiary. The effective date of the change will be the date the request was signed. We will pay proceeds to the most recent beneficiary designation on file. We will not be subject to multiple payments.









Form 2506 (JTVUL)-5/00

EXCHANGE RIGHT

If, for any reason, within the first 2 policy years you want to exchange this policy for a policy in which values do not vary with the investment experience of the Separate Account, we will exchange this policy. The exchange will be implemented by transferring your account value in all the investment options of the Separate Account to the Guaranteed Interest Division and removing your future right to choose to allocate funds to the investment options of the Separate Account. This transfer will not be subject to the excess transfer charge. We will require a return of this policy before this change will be processed.

POLICY SPLIT

This benefit is available unless any segment rating on either insured is higher than 3.0 times the standard premium class. Any rating is shown on the Segment Benefit Profile page of the Schedule. If this benefit is available, you may exchange this policy for two individual policies, upon the occurrence of at least one of the contingent events listed below. The exchange must be to two single whole life or flexible premium universal life policies of the kind made available by us for exchange. One policy will be on Insured #1 and the other policy will be on Insured #2. No evidence of insurability will be required.

On the effective date of the exchange, you must split the available death benefit provided by this policy between the two single life policies. The maximum you may allocate to each single life policy is 50% of the available death benefit. The sum of the face amounts of two single life policies cannot exceed the available death benefit; however, there is no requirement that the maximum available amount on each life be used. The available death benefit is the amount of base death benefit plus any term insurance provided by the Adjustable Term Insurance Rider on the effective date of the exchange.

The policy split may be exercised upon the occurrence of any of the following contingent events:

     a) Three months following the effective date of a final divorce decree with respect to the marriage of the two insureds.

     b) The effective date of a change to Federal Estate Tax Law which results in either:
          1)   Removal of the unlimited marital deduction provision; or
          2) A reduction in the current maximum Federal Estate Tax of at least 50% after the policy effective date.

     c) The effective date of a dissolution of any business which is being conducted or owned by the two insureds covered under this policy at the time this policy is issued.

You must send us written notice of your election to split the policy within 180 days following the occurrence of any contingent event. Your notice must provide satisfactory evidence to us that the contingent event has occurred. The insurance under the two individual policies will start on the effective date of the exchange only if both insureds are alive on the effective date of the exchange. The new policies will not provide any insurance until such time. If either insured is not alive on that date, the exchange shall be void.



Form 2506 (JTVUL)-5/00

The effective date of the exchange will be the first monthly processing date after we have approved the exchange.

The premiums under each new policy will be based on each insured's attained age, gender and premium class at the time of the split. Premiums will be due for each new policy in accordance with the terms of the new policy as of the effective date of the exchange. The account value of the old policy will be allocated to the new policies in the same proportion that the face amount was divided between the two policies unless we agree to a different allocation. Such allocation will be made to each new policy on the effective date of the exchange. If such allocation would cause an increase in the face amount of the new policy, we reserve the right to limit the amount of account value that may be applied to the new policies. Any remaining account value will be paid to you in cash. The refund of sales charge is not applicable upon policy split.

Any loan on the policy will be divided and transferred to each new policy in the same proportion as the account value is apportioned. Any remaining outstanding loan balance must be paid in cash prior to the effective date of the exchange. Any assignee must agree to the exchange. Any assignment of the policy will apply to each new policy.

If there is a Single Life Term Insurance Rider on the original policy on the date of the exchange, you may have a term insurance rider insuring that life on the new policy if such a rider is available on the new policy. The amount of the insurance cannot be more than the amount under the Single Life Term Insurance Rider on that life under the original policy. Any other riders on the new policies are subject to availability and satisfactory evidence of insurability.

This policy provision ends on the earliest of:

          a) The policy anniversary nearest the younger insured's 100th birth date; or
          b)   The death of the first of the two insureds; or
          c)   The expiration of the grace period of the policy; or
          d)   The termination or surrender of the policy.

COLLATERAL ASSIGNMENT

You may assign this policy as collateral security by written notice to us. Once it is recorded with us, the rights of the owner and beneficiary are subject to the assignment. It is your responsibility to make sure the assignment is valid.

INCONTESTABILITY

After this policy has been in force while both insureds are alive for 2 years from the policy date, we will not contest the statements in the application attached at issue.

After this policy has been in force while both insureds are alive for 2 years from the effective date of any new segment or from the effective date of an increase in any other benefit, we will not contest the statements in the application for the new segment or other increase.



Form 2506 (JTVUL)-5/00

After this policy has been in force while both insureds are alive for 2 years from the effective date of any reinstatement, we will not contest the statements in the application for such reinstatement.

MISSTATEMENT OF AGE OR GENDER

If either insured's age or gender has been misstated, the death benefit will be adjusted. The death benefit will be that which the cost of insurance, which was deducted from your Account Value on the last monthly processing date prior to the second death of the two insureds, would have purchased for the insured's correct age and gender. If the death benefit adjustment is made prior to the second death, the adjusted benefit will be to an equitable amount determined by us. This adjustment will reflect the death benefit for the correct age or gender.

SUICIDE EXCLUSION

If either insured commits suicide, while sane or insane, within 2 years of the policy date, we will make a limited payment to the beneficiary. We will pay in one sum the amount of all premiums paid to us during that time, minus any outstanding policy loan (including accrued but unpaid interest) and partial withdrawals. Coverage under the policy and all riders will then terminate.

If either insured commits suicide, while sane or insane, within 2 years of the effective date of a new segment or of an increase in any other benefit, we will make a limited payment to the beneficiary for the new segment or other increase. This payment will equal the cost of insurance and any applicable monthly expense charges deducted for such increase. Coverage under that segment will then terminate.

PERIODIC REPORTS

We will send you, without charge, at least once each year a report that shows the current account value, cash surrender value and premiums paid since the last report. The report will also show the allocation of your account value as of the date of the report and the amounts added to or deducted from your account value of each division since the last report. The report will include any other information that may be currently required by the insurance supervisory official of the jurisdiction in which this policy is delivered.

ILLUSTRATION OF BENEFITS AND VALUES

We will send you, upon written request, a hypothetical illustration of future death benefits and account values. This illustration will include the information as required by the laws or regulations where this policy is delivered. If you request more than one illustration during a policy year, we reserve the right to charge a reasonable fee for each additional illustration. The maximum amount of this fee is shown in the Schedule.


NONPARTICIPATING

The policy does not participate in our surplus earnings.



Form 2506 (JTVUL)-5/00

CUSTOMER SERVICE CENTER

Our Customer Service Center is at the address shown in the Schedule. Unless you are otherwise notified:

          a) All requests and payments should be sent to us at our Customer Service Center; and
          b) All transactions are effective as of the valuation date the required information is received at our Customer Service Center.

                          PAYOUTS OTHER THAN AS ONE SUM

ELECTION

Before the second death, you may elect to have the beneficiary receive the proceeds other than in one sum. If you have not made an election, the beneficiary may do so within 60 days after we receive due proof satisfactory to us of the second death. You may also elect to take the net cash surrender value of the policy upon its surrender other than in one sum. Satisfactory written request must be received at our Customer Service Center before payment can be made. A payee that is not a natural person may not be named without our consent. The various methods of settlement are described in the following Payout Options section.

PAYOUT OPTIONS

     OPTION I. PAYOUTS FOR A DESIGNATED PERIOD. Payouts will be made in annual, semi-annual, quarterly or monthly installments per year as elected for a designated period, which may be 5 to 30 years. The installment dollar amounts will be equal except for any excess interest as described below. The amount of the first monthly payout for each $1,000 of account value applied is shown in Settlement Option Table I.

     OPTION II. LIFE INCOME WITH PAYOUTS FOR A DESIGNATED PERIOD. Payouts will be made in annual, semi-annual, quarterly or monthly installments per year throughout the payee's lifetime or, if longer, for a period of 5, 10, 15 or 20 years as elected. The installment dollar amounts will be equal except for any excess interest as described below. The amount of the first monthly payout for each $1,000 of account value applied is shown in Settlement Option Table II. This option is available only for ages shown in the table.

     Payouts for Payout Option II will be determined by using the 1983 Individual Annuity Mortality Table for the appropriate gender at 3 1/2% interest.

     OPTION III. HOLD AT INTEREST. Amounts may be left on deposit with us to be paid upon the death of the payee or at any earlier date elected. Interest on any unpaid balance will be at the rate declared by us or at any higher rate required by law. Interest may be accumulated or paid in 1, 2, 4, or 12 installments per year, as elected. Money may not be left on deposit for more than 30 years.

     OPTION IV. PAYOUTS OF A DESIGNATED AMOUNT. Payouts will be made until proceeds, together with interest which will be at the rate declared by us or at any higher rate required by law, are exhausted. Payouts will be made in annual, semi-annual, quarterly or monthly equal installments per year, as elected.

     OPTION V. OTHER. Settlement may be made in any other manner as agreed upon in writing between you (or the beneficiary) and us.


Form 2506 (JTVUL)-5/00

CHANGE AND WITHDRAWAL

You may change an election at any time before the second death. If you have given the beneficiary the right to make changes or withdrawals, or if the beneficiary has elected the option, the beneficiary (as primary payee) may take the actions below.

          a) Changes may be made from Payout Options I, III, and IV to another option.
          b) Full withdrawals may be made under Payout Option III or IV. Partial withdrawals of not less than $300 may be made under Payout Option III.
          c) Remaining installments under Payout Option I may be commuted at 3 1/2% interest and received in one sum.
          d)   Changes in any contingent payee designation may be made.

A written request must be sent to our Customer Service Center in writing to make a change or withdrawal. We also may require that you send in the supplementary policy. We may defer payment of commuted and withdrawable amounts for a period up to 6 months.

EXCESS INTEREST

If we declare that Payout Options are to be credited with an interest rate above that guaranteed, it will apply to Payout Options I, II, III, and IV. The crediting of excess interest for one period does not guarantee the higher rate for other periods. Any declared interest rate will be in effect for at least 12 months.

MINIMUM AMOUNTS

The minimum amount which may be applied under any option is $2,000. If the payments to the payee are ever less than $20, we may change the frequency of payments so as to result in payments of at least that amount.

SUPPLEMENTARY POLICY

When a payout option becomes effective, the policy will be surrendered in exchange for a supplementary policy. It will provide for the manner of settlement and rights of the payees. The supplementary policy's effective date will be the date of the second death or the date of other settlement. The first payment under Options I, II, and IV will be payable as of the effective date. The first interest payment under Option III will be made as of the end of the interest payment period elected. Subsequent payments will be made in accordance with the frequency of payment elected. The supplementary policy may not be assigned or payments made to another without our consent.

INCOME PROTECTION

Unless otherwise provided in the election, a payee does not have the right to commute, transfer or encumber amounts held or installments to become payable. To the extent provided by law, the proceeds, amount retained, and installments are not subject to any payee's debts, policies, or engagements.



Form 2506 (JTVUL)-5/00

DEATH OF PRIMARY PAYEE

Upon the primary payee's death, any payments certain under Option I or II, interest payments under Option III, or payments under Option IV will be continued to the contingent payee; or, amounts may be released in one sum if permitted by the policy. The final payee will be the estate of the last to die of the primary payee and any contingent payee.

PAYMENTS OTHER THAN MONTHLY

The tables that follow show monthly installments for Options I and II. To arrive at annual, semiannual, or quarterly payments, multiply the appropriate figures by 11.813, 5.957 or 2.991 respectively. Factors for other periods certain or for other options that may be provided by mutual agreement will be provided upon reasonable request.










Form 2506(JTVUL)-5/00

                            SETTLEMENT OPTION TABLES


                            SETTLEMENT OPTION TABLE I

                          (Per $1,000 of Net Proceeds)

       No. of              Monthly            No. of            Monthly
    Years Payable       Installments      Years Payable       Installments

          1                 $84.65              16                6.76

          2                  43.05              17                6.47

          3                  29.19              18                6.20

          4                  22.27              19                5.97

          5                  18.12              20                5.75


          6                  15.35              21                5.56

          7                  13.38              22                5.39

          8                  11.90              23                5.24

          9                  10.75              24                5.09

         10                   9.83              25                4.96


         11                   9.09              26                4.84

         12                   8.46              27                4.73

         13                   7.94              28                4.63

         14                   7.49              29                4.53

         15                   7.10              30                4.45








Form 2506 (JTVUL)-5/00
Page 31

                           SETTLEMENT OPTION TABLE II
                                     FEMALE



                          ( Per $1,000 of Net Proceeds)

Age of Payee                                                      Age of Payee
Nearest Birth                                                     Nearest Birth
Date When First                                                   Date When First
Installment is                    Monthly                         Installment is                         Monthly
Payable                         Installments                      Payable                              Installments

                5 Years    10 Years     15 Years     20 Years                      5 Years      10 Years       15 Years    20 Years
 Female         Certain     Certain      Certain      Certain      Female          Certain       Certain       Certain      Certain

   15            3.19        3.19         3.19         3.19          41              3.76         3.76           3.75        3.73

   16            3.20        3.20         3.20         3.20          42              3.80         3.80           3.78        3.77

   17            3.22        3.22         3.21         3.21          43              3.84         3.84           3.82        3.81

   18            3.23        3.23         3.23         3.23          44              3.88         3.88           3.86        3.84

   19            3.24        3.24         3.24         3.24          45              3.93         3.92           3.91        3.88

   20            3.26        3.26         3.26         3.25          46              3.98         3.97           3.95        3.92

   21            3.27        3.27         3.27         3.27          47              4.03         4.02           4.00        3.97

   22            3.29        3.29         3.29         3.28          48              4.08         4.07           4.05        4.01

   23            3.31        3.30         3.30         3.30          49              4.13         4.12           4.10        4.06

   24            3.32        3.32         3.32         3.32          50              4.19         4.18           4.15        4.11

   25            3.34        3.34         3.34         3.33          51             4.25          4.24          4.21         4.16

   26            3.36        3.36         3.35         3.35          52             4.32          4.30          4.26         4.21

   27            3.38        3.38         3.37         3.37          53             4.38          4.36          4.33         4.27

   28            3.40        3.40         3.39         3.39          54             4.46          4.43          4.39         4.32

   29            3.42        3.42         3.41         3.41          55             4.53          4.51          4.46         4.38

   30            3.44        3.44         3.43         3.43          56             4.61          4.58          4.53         4.44

   31            3.46        3.46         3.46         3.45          57             4.70          4.66          4.60         4.51

   32            3.49        3.48         3.48         3.48          58             4.79          4.75          4.68         4.57

   33            3.51        3.51         3.51         3.50          59             4.88          4.84          4.76         4.64

   34            3.54        3.54         3.53         3.52          60             4.99          4.93          4.84         4.70

   35            3.57        3.56         3.56         3.55          61             5.09          5.03          4.93         4.77

   36            3.60        3.59         3.59         3.58          62             5.21          5.14          5.02         4.84

   37            3.63        3.62         3.62         3.61          63             5.33          5.25          5.12         4.91

   38            3.66        3.65         3.65         3.64          64             5.46          5.37          5.21         4.98

   39            3.69        3.69         3.68         3.67          65             5.60          5.50          5.31         5.05

   40            3.73        3.72         3.71         3.70          66             5.75          5.63          5.42         5.12


Form 2506 (JTVUL)-5/00
Page 32

                        SETTLEMENT OPTION TABLE II/FEMALE
                                   (Continued)


                          (Per $1,000 of Net Proceeds)


Age of Payee                                                      Age of Payee
Nearest Birth                                                     Nearest Birth
Date When First                                                   Date When First
Installment is                    Monthly                         Installment is                         Monthly
Payable                         Installments                      Payable                              Installments

                5 Years    10 Years     15 Years     20 Years                      5 Years      10 Years       15 Years    20 Years
 Female         Certain     Certain      Certain      Certain      Female          Certain       Certain       Certain      Certain

   67             5.91       5.77         5.53          5.19         92             14.45          9.61         7.09          5.75

   68             6.08       5.91         5.63          5.25         93             14.81          9.66         7.10          5.75

   69             6.26       6.07         5.74          5.32         94             15.16          9.70         7.10          5.75

   70             6.46       6.23         5.86          5.37         95             15.49          9.73         7.10          5.75

   71             6.67       6.40         5.97          5.43         96             15.80          9.76         7.10

   72             6.89       6.58         6.08          5.48         97             16.11          9.79         7.10

   73             7.13       6.76         6.18          5.52         98             16.40          9.80         7.10

   74             7.39       6.95         6.29          5.57         99             16.68          9.82         7.10

   75             7.67       7.14         6.39          5.60         100            16.95          9.82         7.10

   76             7.96       7.34         6.48          5.63         101            17.20          9.83

   77             8.28       7.54         6.57          5.66         102            17.43          9.83

   78             8.61       7.74         6.65          5.68         103            17.62          9.83

   79             8.97       7.94         6.72          5.70         104            17.78          9.83

   80             9.34       8.13         6.79          5.71         105            17.91          9.83

   81             9.73       8.32         6.84          5.72         106            18.00

   82            10.14       8.50         6.89          5.73         107            18.06

   83            10.57       8.67         6.94          5.74         108            18.09

   84            11.01       8.83         6.97          5.74         109            18.11

   85            11.46       8.97         7.00          5.75         110            18.11

   86            11.91       9.10         7.02          5.75

   87            12.36       9.22         7.04          5.75

   88            12.81       9.32         7.06          5.75

   89            13.25       9.41         7.07          5.75

   90            13.67       9.48         7.08          5.75

   91            14.07       9.55         7.09          5.75





Form 2506 (JTVUL)-5/00
Page 33

                           SETTLEMENT OPTION TABLE II
                                      MALE



                          ( Per $1,000 of Net Proceeds)

Age of Payee                                                      Age of Payee
Nearest Birth                                                     Nearest Birth
Date When First                                                   Date When First
Installment is                    Monthly                         Installment is                         Monthly
Payable                         Installments                      Payable                              Installments

                5 Years     10 Years     15 Years     20 Years                     5 Years      10 Years       15 Years     20 Years
 Male           Certain      Certain      Certain      Certain     Male            Certain       Certain       Certain       Certain

  15              3.28        3.28         3.27         3.27        41              4.01          4.00           3.97          3.94

  16              3.29        3.29         3.29         3.28        42              4.06          4.04           4.01          3.98

  17              3.31        3.31         3.30         3.30        43              4.11          4.09           4.06          4.02

  18              3.32        3.32         3.32         3.32        44              4.16          4.14           4.11          4.06

  19              3.34        3.34         3.34         3.33        45              4.22          4.20           4.16          4.11

  20              3.36        3.36         3.35         3.35        46              4.28          4.25           4.21          4.16

  21              3.38        3.38         3.37         3.37        47              4.34          4.31           4.27          4.21

  22              3.40        3.40         3.39         3.39        48              4.41          4.38           4.33          4.26

  23              3.42        3.42         3.41         3.41        49              4.48          4.44           4.39          4.31

  24              3.44        3.44         3.43         3.43        50              4.55          4.51           4.45          4.36

  25              3.46        3.46         3.45         3.45        51              4.62          4.58          4.52           4.42

  26              3.49        3.48         3.48         3.47        52              4.70          4.66          4.58           4.48

  27              3.51        3.51         3.50         3.49        53              4.79          4.74          4.65           4.54

  28              3.54        3.53         3.53         3.52        54              4.88          4.82          4.73           4.60

  29              3.56        3.56         3.55         3.54        55              4.97          4.91          4.80           4.66

  30              3.59        3.59         3.58         3.57        56              5.07          5.00          4.88           4.72

  31              3.62        3.62         3.61         3.60        57              5.17          5.10          4.97           4.78

  32              3.65        3.65         3.64         3.62        58              5.29          5.20          5.05           4.85

  33              3.68        3.68         3.67         3.65        59              5.41          5.31          5.14           4.91

  34              3.72        3.71         3.70         3.68        60              5.53          5.42          5.23           4.97

  35              3.75        3.75         3.73         3.72        61              5.67          5.54          5.33           5.04

  36              3.79        3.78         3.77         3.75        62              5.81          5.67          5.42           5.10

  37              3.83        3.82         3.81         3.78        63              5.97          5.80          5.52           5.16

  38              3.87        3.86         3.85         3.82        64              6.13          5.94          5.62           5.22

  39              3.92        3.90         3.89         3.86        65              6.31          6.08          5.72           5.28

  40              3.96        3.95         3.93         3.90


Form 2506 (JTVUL)-5/00
Page 34

                         SETTLEMENT OPTION TABLE II/MALE
                                   (Continued)


                          (Per $1,000 of Net Proceeds)

Age of Payee                                                      Age of Payee
Nearest Birth                                                     Nearest Birth
Date When First                                                   Date When First
Installment is                    Monthly                         Installment is                         Monthly
Payable                         Installments                      Payable                              Installments

                5 Years     10 Years     15 Years     20 Years                     5 Years      10 Years       15 Years     20 Years
 Male           Certain      Certain      Certain      Certain     Male            Certain       Certain       Certain       Certain

  66              6.49         6.23         5.82        5.33        91              14.64          9.64           7.09        5.75

  67              6.69         6.38         5.92        5.38        92              15.00          9.68           7.10        5.75

  68              6.90         6.54         6.02        5.43        93              15.34          9.72           7.10        5.75

  69              7.12         6.71         6.12        5.48        94              15.68          9.75           7.10        5.75

  70              7.35         6.87         6.21        5.52        95              16.00          9.78           7.10        5.75

  71              7.60         7.05         6.30        5.55        96              16.30          9.80           7.10

  72              7.86         7.22         6.39        5.59        97              16.59          9.81           7.10

  73              8.13         7.40         6.47        5.62        98              16.86          9.82           7.10

  74              8.42         7.57         6.55        5.64        99              17.11          9.83           7.10

  75              8.72         7.75         6.62        5.66        100             17.33          9.83           7.10

  76              9.04         7.92         6.69        5.68        101             17.53          9.83

  77              9.37         8.09         6.75        5.70        102             17.69          9.83

  78              9.72         8.26         6.81        5.71        103             17.82          9.83

  79             10.08         8.42         6.86        5.72        104             17.92          9.83

  80             10.44         8.57         6.90        5.73        105             18.00          9.83

  81             10.82         8.71         6.94        5.74        106             18.05

  82             11.21         8.85         6.97        5.74        107             18.08

  83             11.59         8.97         7.00        5.75        108             18.10

  84             11.99         9.09         7.02        5.75        109             18.11

  85             12.38         9.20         7.04        5.75        110             18.11

  86             12.76         9.29         7.05        5.75

  87             13.15         9.38         7.07        5.75

  88             13.53         9.46         7.08        5.75

  89             13.91         9.53         7.08        5.75

  90             14.28         9.59         7.09        5.75


Form 2506 (JTVUL)-5/00
Page 35

                       THIS IS A NON-PARTICIPATING POLICY
                 THIS POLICY IS A LAST SURVIVOR FLEXIBLE PREMIUM
                   VARIABLE LIFE INSURANCE POLICY THIS POLICY
                          INCLUDES A PERSISTENCY BONUS.



DEATH BENEFITS AND OTHER VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE. THESE VALUES MAY INCREASE OR DECREASE BASED ON INVESTMENT EXPERIENCE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT. DEATH BENEFITS ARE PAYABLE BY US UPON THE SECOND DEATH OF THE TWO INSUREDS. THERE IS NO MATURITY DATE. FLEXIBLE PREMIUMS ARE PAYABLE BY YOU DURING THE LIFETIME OF EITHER INSURED UNTIL THE POLICY ANNIVERSARY NEAREST THE YOUNGER INSURED'S 100TH BIRTH DATE.







               TO OBTAIN INFORMATION OR MAKE A COMPLAINT, CONTACT
                  SECURITY LIFE OF DENVER INSURANCE COMPANY AT:

                             Customer Service Center
                                P. O. Box 173888
                             Denver, Colorado 80217

                        Toll Free Number: 1(800)848-6362









                    SECURITY LIFE OF DENVER INSURANCE COMPANY
                                 A Stock Company



Form 2506 (JTVUL)-5/00